Exhibit 99.1

News Release	Corporate Communications 262 N. University Dr. Farmington, UT 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Reports FY17 Fourth Quarter and Full-Year Operating Results

Vista Outdoor Establishes FY18 Financial Guidance

Vista Outdoor Announces New Lake City Long-Term Supply Agreement through September 2020

Farmington, Utah, May 11, 2017 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the fourth quarter and full Fiscal Year 2017 (FY17), both of which ended on March 31, 2017.

"Vista Outdoor is focused on implementing initiatives that will ensure we achieve the vision and performance objectives we have established for this company, and in doing so, generate growth and returns for our shareholders," said Vista Outdoor Chairman and Chief Executive Officer Mark DeYoung.

"We are experiencing unprecedented decline in demand for ammunition and firearms following the presidential election and softness in the retail environment. These impacts have manifested themselves in our results. In order to address ongoing market headwinds, we are taking actions on several fronts. We are expanding our brands’ e-commerce presence to capitalize on the shift by consumers to online shopping. We are right-sizing our workforce, streamlining the organization and reducing inventory. We are driving cost-savings initiatives and improved efficiencies within our manufacturing, sourcing and distribution capabilities. We have also negotiated a long-term agreement with Orbital ATK for the supply of ammunition products produced at the Lake City Army Ammunition Plant through September 2020. This new agreement sustains our leadership position in providing these products to the shooting sports market.

"The Outdoor Foundation recently published its 2017 'Outdoor Recreation Participation Topline Report' illustrating that outdoor recreation remains a vibrant and expanding passion for millions of outdoor enthusiasts and casual participants. Vista Outdoor has brand presence and product offerings in six of the top 10 areas of growth in outdoor recreation participation over the past three years. This positive overall trend in outdoor recreation reaffirms our strategy to expand our outdoor products portfolio beyond shooting sports and into other outdoor recreation categories.

"We remain confident in our ability to compete and win with a broad portfolio of exciting brands and products, and in our ability to deliver growth and value over the long term," said DeYoung.

For the fourth quarter ended March 31, 2017:

•	Sales were $579 million, down 5 percent from the prior-year quarter and down 21 percent organically.

•	Gross profit was $144 million, down 12 percent from the prior-year quarter and down 27 percent organically.

•
Operating expenses were $130 million. Adjusted operating expenses were $129 million, compared to $93 million in the prior-year quarter. The increase includes operating expenses from acquired businesses and a $17 million write off of a receivable due to a customer's bankruptcy.

•
Fully diluted earnings per share (EPS) was $0.02. Adjusted EPS was $0.03, compared to $0.63 in the prior-year quarter. The decrease was caused by the items noted above, partially offset by lower share count due to share repurchases. Both fully diluted and adjusted EPS results include ($0.18) for the write off of the receivable mentioned above.

•	The company repurchased approximately 780,000 shares in the quarter for $24.5 million.

For the fiscal year ended March 31, 2017:

•	Sales were $2.55 billion, up 12 percent from the prior year and down 7 percent organically.

•	Gross profit was $669 million, up 8 percent from the prior year and down 12 percent organically.

•
Operating expenses were $876 million. Adjusted operating expenses were $455 million, compared to $344 million in the prior year. The increase includes operating expenses from acquired businesses and the $17 million write off mentioned above.

•	EPS was $(4.66). Adjusted EPS was $1.90, compared to $2.50 in the prior year. Both GAAP and adjusted EPS results include ($0.18) for the write off mentioned above.

•	Free cash flow was $38 million, compared to $163 million in the prior-year period.

•	Total year shares repurchased were approximately 3,876,000 shares for $151 million.

Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2018:

Vista Outdoor is establishing initial FY18 financial guidance. The company expects:

•	Sales in a range of $2.36 billion to $2.42 billion.

•	Interest expense of approximately $50 million.

•	Tax rate of approximately 37 percent.

•	EPS in a range of $1.10 to $1.30.

•	Capital expenditures of approximately $70 million.

•	Free cash flow in a range of $175 million to $200 million.

The guidance above does not include the impact of any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions, nor the impact of transition expenses for already-completed acquisitions.

"Our FY18 financial guidance reflects a continuation of the weakness in the shooting sports market through FY18," said Vista Outdoor Chief Financial Officer Stephen Nolan. "While we still see indications that inventories in the channel will stabilize by the middle of the fiscal year, we expect the period of market correction will extend beyond that point. For FY18, we anticipate EBITDA margins of approximately 11 percent. Near term, the first quarter will reflect a continuation of the particularly weak market conditions we saw in the fourth quarter of FY17. We expect to generate approximately 22 to 24 percent of our annual revenue guidance in the first quarter. We also expect to generate approximately 10 percent of our annual EPS guidance during the first quarter, as a result of increased promotional activity, which is driven by continued weak market conditions and bankruptcy liquidations.

"Additionally, in partnership with our lenders, we amended the financial covenants in our credit agreement to give us improved financial flexibility over the current period of market softness."

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its Fiscal Year 2017 financial results on May 11, 2017, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 9542177.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit, Tax Rate and Earnings Per Share

The adjusted gross profit, adjusted operating expenses, operating profit (adjusted EBIT), adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented are non-GAAP financial measures that Vista Outdoor defines as gross profit, operating expenses, operating profit (EBIT), tax rate, net income, and EPS excluding, where applicable, the impact of a non-cash goodwill and intangible asset impairment, the impact of a gain recorded on an acquisition claim settlement, changes in value of future payments of contingent consideration, costs incurred in the period for completed and potential transactions, transition costs for the Action Sports acquisition, facility rationalization costs, and acquisition inventory step-up. As these items impact a variety of financial measures Vista Outdoor management is presenting each of these measures so a reader may compare gross profit, operating expenses, EBIT, tax rate, net income and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses these measurements internally to assess business performance, and Vista Outdoor's definition may differ from those used by other companies.

Total Vista Outdoor for the Quarter Ended

March 31, 2017:

	Operating Expenses	Operating Profit	Taxes	Tax Rate	Net Income	EPS
As reported	$129,827	$13,967	$2,097	71.0%	$857	$0.02
Transaction and transition costs	(490)	490	136		354	—
Contingent Consideration	(382)	382	(87)		469	0.01
As adjusted	$128,955	$14,839	$2,146	56.1%	$1,680	$0.03

March 31, 2016:

	Operating Expenses	Operating Profit	Taxes	Tax Rate	Net Income	EPS
As reported	$95,824	$67,801	$23,046	38.2%	$37,312	$0.61
Transaction costs	(1,331)	1,331	506		825	0.01
Facility rationalization	(1,073)	1,073	408		665	0.01
As adjusted	$93,420	$70,205	$23,960	38.2%	$38,802	$0.63

Total Vista Outdoor for the Year Ended

March 31, 2017:

	Gross Profit	Operating Expenses	Operating Profit	Taxes	Tax Rate	Net Income	EPS
As reported	$669,186	$876,210	$(207,024)	$23,760	(9.5)%	$(274,454)	$(4.66)
Goodwill and intangibles impairment	—	(449,199)	449,199	35,670		413,529	7.02
Acquisition claim settlement gain, net	—	30,027	(30,027)	143		(30,170)	(0.51)
Contingent consideration	—	2,171	(2,171)	(1,045)		(1,126)	(0.02)
Transaction and transition costs	—	(4,575)	4,575	1,035		3,540	0.06
Inventory step-up	817	—	817	310		507	0.01
As adjusted	$670,003	$454,634	$215,369	$59,873	34.9%	$111,826	$1.90

March 31, 2016:

	Gross Profit	Operating Expenses	Operating Profit	Taxes	Tax Rate	Net Income	EPS
As reported	$619,445	$356,687	$262,758	$91,370	38.3%	$147,037	$2.35
Transaction costs	—	(9,009)	9,009	2,384		6,625	0.11
Facility rationalization	—	(3,258)	3,258	1,238		2,020	0.03
Inventory step-up	1,043	—	1,043	396		647	0.01
As adjusted	$620,488	$344,420	$276,068	$95,388	37.9%	$156,329	$2.50

Outdoor Products
Year ended March 31, 2017:
(in thousands)
Gross Profit
As reported	$292,967
Inventory step-up	817
As adjusted	$293,784

Year ended March 31, 2016:
(in thousands)
Gross Profit
As reported	$242,817
Inventory step-up	1,043
As adjusted	$243,860

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters and years ended March 31, 2017 and 2016.

A challenging retail environment and other market pressures resulted in deeper discounting of Vista Outdoor’s accessories products during the second half of the year ended March 31, 2017. The deeper discounting caused a reduction in the projected cash flows of the Hunting and Shooting Accessories reporting unit. Given this drop in projected cash flows and a continued challenging retail environment, we determined a triggering event had occurred requiring an evaluation of goodwill. Upon completion of the analysis an impairment of goodwill and identifiable intangible assets was determined to be necessary. Given the non-cash and unusual and infrequent nature of this intangible asset impairment we do not believe these costs are indicative of operations of the company. The tax effect of the goodwill and intangible impairment charge was determined based on the fact that the goodwill impairment charge of $354 million is non-deductible for tax purposes and the remaining intangible asset impairment of $95 million was deductible at a rate of approximately 37.5 percent.
During the year ended March 31, 2017, we finalized a settlement of claims that we brought against the previous owner of Bushnell Holdings and third-party insurance providers relating to certain disputes arising under the purchase agreement with respect to the acquisition. The significant majority of the transaction was not taxable for income tax purposes.

For the quarter and year ended March 31, 2017, as result of not achieving the first growth milestone and the likelihood of not meeting any future growth milestone for the Jimmy Styks acquisition and changes in expectations for remaining periods for the earnout related to the Bell Powersports product line, the company revalued the contingent consideration based on expected incremental profitability growth milestones and reduced the liability. In addition, Vista Outdoor recorded a portion of the $10 million of compensation for Camp Chef earn-out, which will be paid over the next three years, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the transaction and transition costs was calculated based on a blended statutory rate of 38 percent.

For the years ended March 31, 2017 and 2016, as a result of the acquisitions of Action Sports, CamelBak and Jimmy Styks, Vista Outdoor recorded a step-up in the inventory balances, which is the purchase accounting fair value adjustment. The inventory step-up was expensed to the income statement over the first inventory cycle. The tax effect of the inventory step-up was calculated based on a blended statutory rate of 38 percent.

During the quarters and years ended March 31, 2017 and 2016, Vista Outdoor incurred transaction and transition costs associated with the completed acquisitions of Jimmy Styks, Camelbak, Action Sports and Camp Chef as well as other possible transactions, including advisory, legal and accounting service fees. Transition costs for the Action Sports business include one-time costs related to the integration of the business into the company including vendor change fees, insurance-related expenses, and severance costs. Given the nature of transaction and transition costs, and differences in these amounts from one acquisition to another, we feel these costs are not indicative of operations of the company. The tax effect of the transaction and transition costs was calculated based on a blended statutory rate of 38 percent.

During the year ended March 31, 2016, Vista Outdoor incurred certain facility rationalization costs associated with the closure of the Meridian, Idaho facility. The tax effect of the facility rationalization costs was calculated based on a blended statutory rate of 38 percent.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures and excluding an acquisition claim settlement, and transaction and transition costs net of taxes incurred to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

	Year ended March 31, 2017	Year ended March 31, 2016	Projected Year Ending March 31, 2018
Cash provided by operating activities	$154,688	$198,002	$245,000–$270,000
Capital expenditures	(90,665)	(41,526)	~(70,000)
Acquisition claim settlement gain, net	(30,027)	—	—
Transaction costs paid to date, net of tax	3,720	6,485	—
Free cash flow	$37,716	$162,961	$175,000–$200,000

EBITDA Margin
EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the company's core profitability and helps investors analyze underlying trends in the company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

Vista Outdoor has not reconciled EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Shooting Sports and Outdoor Products, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia, Australia, Canada, and Europe.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the U.S. and Vista Outdoor’s other markets, including conditions affecting employment levels, consumer confidence and spending; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; reductions, unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state firearms and ammunition regulations; Vista Outdoor’s ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats;  capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	QUARTERS ENDED		YEARS ENDED
(Amounts in thousands except per share data)	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Sales, net	$578,753	$612,303	$2,546,892	$2,270,734
Cost of sales	434,959	448,678	1,877,706	1,651,289
Gross profit	143,794	163,625	669,186	619,445
Operating expenses:
Research and development	8,618	3,660	32,769	12,512
Selling, general, and administrative	121,209	92,164	424,269	344,175
Acquisition claim settlement gain, net	—	—	(30,027)	—
Goodwill and intangibles impairment	—	—	449,199	—
Income (loss) before interest and income taxes	13,967	67,801	(207,024)	262,758
Interest expense, net	(11,013)	(7,443)	(43,670)	(24,351)
Income (loss) before income taxes	2,954	60,358	(250,694)	238,407
Income tax provision	2,097	23,046	23,760	91,370
Net income (loss)	$857	$37,312	$(274,454)	$147,037
Earnings (loss) per common share:
Basic	$0.02	$0.61	$(4.66)	$2.36
Diluted	$0.02	$0.61	$(4.66)	$2.35
Weighted-average number of common shares outstanding:
Basic	56,929	60,774	58,911	62,211
Diluted	57,021	61,132	58,911	62,568

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	March 31, 2017	March 31, 2016
Assets
Current assets:
Cash and cash equivalents	$45,075	$151,692
Net receivables	450,715	428,398
Net inventories	562,795	440,240
Income tax receivable	25,658	—
Other current assets	25,604	29,334
Total current assets	1,109,847	1,049,664
Net property, plant, and equipment	272,346	203,485
Goodwill	857,631	1,023,451
Net intangible assets	708,530	650,472
Deferred charges and other non-current assets	28,393	15,562
Total assets	$2,976,747	$2,942,634
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$32,000	$17,500
Accounts payable	127,718	147,738
Accrued compensation	33,663	47,394
Accrued income taxes	—	12,171
Federal excise tax	30,082	27,701
Other accrued liabilities	122,926	116,397
Total current liabilities	346,389	368,901
Long-term debt	1,089,252	652,787
Deferred income tax liabilities	160,765	135,957
Accrued pension and postemployment liabilities	64,230	73,503
Other long-term liabilities	71,046	51,319
Total liabilities	1,731,682	1,282,467
Commitments and contingencies
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding— 57,014,319 shares at March 31, 2017 and 60,825,914 shares at March 31, 2016	571	608
Additional paid-in-capital	1,752,903	1,743,371
(Accumulated deficit) retained earnings	(108,033)	166,421
Accumulated other comprehensive loss	(112,992)	(110,214)
Common stock in treasury, at cost— 6,950,120 shares held at March 31, 2017 and 3,138,525 shares held at March 31, 2016	(287,384)	(140,019)
Total stockholders' equity	1,245,065	1,660,167
Total liabilities and equity	$2,976,747	$2,942,634

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Years Ended March 31
(Amounts in thousands)	2017	2016
Operating Activities
Net income (loss)	$(274,454)	$147,037
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	54,157	38,953
Amortization of intangible assets	39,622	33,661
Amortization of deferred financing costs	4,125	2,501
Goodwill and intangibles impairment	449,199	—
Deferred income taxes	(22,470)	(457)
Loss (gain) on disposal of property	239	323
Share-based compensation	12,648	12,279
Changes in assets and liabilities:
Net receivables	63,101	(33,596)
Net inventories	(85,680)	(31,065)
Accounts payable	(54,055)	3,398
Accrued compensation	(21,641)	8,006
Accrued income taxes	(26,689)	(1,804)
Federal excise tax	2,437	4,535
Pension and other postretirement benefits	1,006	5,076
Other assets and liabilities	13,143	9,155
Cash provided by operating activities	154,688	198,002
Investing Activities
Capital expenditures	(90,665)	(41,526)
Acquisitions of businesses, net of cash acquired	(458,149)	(462,050)
Proceeds from the disposition of property, plant, and equipment	135	372
Cash used for investing activities	(548,679)	(503,204)
Financing Activities
Borrowings on line of credit	555,000	360,000
Repayments of line of credit	(380,000)	(360,000)
Payments made on long-term debt	(32,000)	(17,500)
Proceeds from issuance of long-term debt	307,500	350,000
Payment from former parent	—	6,500
Payments made for debt issue costs	(3,660)	(4,379)
Purchase of treasury shares	(151,850)	(143,194)
Deferred payments for acquisitions	(7,136)	—
Proceeds from employee stock compensation plans	75	1,173
Cash provided by financing activities	287,929	192,600
Effect of foreign currency exchange rate fluctuations on cash	(555)	343
(Decrease) increase in cash and cash equivalents	(106,617)	(112,259)
Cash and cash equivalents at beginning of year	151,692	263,951
Cash and cash equivalents at end of year	$45,075	$151,692